Exhibit 99.2
RADISYS CORPORATION
Fourth Quarter and Full Year 2006 Conference Call

February 1, 2007
4:00 pm CT

Operator:
Good afternoon. My name is Melissa and I will be your conference operator today. At this time I would like to welcome everyone to the RadiSys Quarter 4 Earnings Release conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time, simply press “*” then the number 1 on your telephone keypad. If you would like to withdraw your question, press “#”. Thank you. I will now turn the conference over to Scott Grout, CEO and President of RadiSys. Please go ahead.

Scott Grout:
Good afternoon and thank you for participating in our fourth quarter conference call. In this call we will review our financial and strategic results for the fourth quarter and full year 2006, as well as our outlook for the first quarter of 2007 and then, as always, open the call for questions. Participating on the call today are Brian Bronson, our Chief Financial Officer and myself, Scott Grout, President and CEO. Before we get started I’d like to turn the call over to Brian for a caution about forward-looking statements.

Brian Bronson:
Thanks, Scott. Any statements in this call regarding future expectations for the business of RadiSys constitute forward-looking statements that involve a number of risks and uncertainties. We caution you not to place undue reliance on these statements. Factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in our earnings release today, which may be found on our web site at www. radisys.com, and in our SEC filings, including our 2005 Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All information provided in this call is as of February 1, 2007. RadiSys undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

In addition, we will be referring to certain non-GAAP financial measures during this call that exclude the effects of stock-based compensation and acquisition related costs such as intangible amortization, purchase price accounting adjustments, amortization of deferred compensation, and integration expenses in addition to restructuring charges and a supplier settlement gain. For a reconciliation of our non-GAAP financial measures, please refer to our earnings release issued today, which is available in the investor relations section of our website at www.radisys.com.

Now, I’ll turn the call back over to Scott.

Scott Grout:
Thank you, Brian. Our results for the fourth quarter came in better than expected. Our revenue for the fourth quarter was $60.7 million and our net loss was $5.5 million or $0.25 per share. We were approximately breakeven on a non-GAAP basis versus our non-GAAP guidance of a loss of $0.04 to $0.09 per share. The GAAP and non-GAAP fourth quarter results per share exceeded our previously issued fourth quarter guidance due to improved gross margins, a reduction in operating expenses and a higher tax benefit relative to guidance. We ended 2006 with revenue growth of 12% over 2005 with a majority of the growth in our strategically targeted markets. Our wireless and medical revenues both grew 21% over 2005 and from a global perspective, our revenues in Europe and Asia Pacific increased 14% over 2005.

We made significant progress on our strategies in 2006. We were awarded record levels of new standard product business in both our communications and commercial markets last year. While these awards are non-committal and can take one to two years to begin to ramp, we believe they will be key drivers to our future growth. In the year, we were awarded new business in a diverse set of applications including 3G wireless infrastructure, IP security, wireless billing, IPTV, XML routing servers, IP media processing, test and measurement and medical imaging. I continue to be very pleased with our awards and the overall market acceptance of our products.

In 2006, we also completed the successful acquisition of Convedia Corporation, the leading provider of IP media processing platforms. We believe that this acquisition accelerates our strategy to provide higher-value, application-ready platforms. We also increased revenues in our strategic markets such as medical equipment and increased our international revenues. This past year, we did a lot of work in operations to fully implement RoHS, expand our Asian operations and resolve issues with our North American EMS.

In the second half of 2006 our new Promentum SYS-6010, the industry's first 10 gigabit ATCA managed platform began shipping to customers for their development programs. We have delivered dozens of 6010 systems to a number of different customers to enable them to begin development of their applications. In addition, in the fourth quarter we announced our newest ATCA asset, the ATCA-7200. The 7200 is a very high performance modular gigabit line card equipped with up to four Cavium OCTEON Plus processor AMCs. We also announced the new AMC-7211 that provides power efficient packet and security processing for customers. Both products have been well received in the market and we expect to begin delivery of evaluation units in the second quarter. For our Commercial markets, we also announced two new products as well. First is our new Procelerant RMS420, a 4U high performance embedded server with two dual-core processors. The second is our new Procelerant CE945GM dual-core COM-Express Module. Both products are expected to ship in the first quarter.

I also want to give you an update on our Convedia integration efforts. I am very pleased with our progress integrating Convedia into our operations and I believe we are well on track to create a strong and unified business. We view this acquisition as a meaningful strategic accelerator for RadiSys that is intended to expand our platform solutions business as well as broaden our base of new customer, new products and new technologies. As stated previously, we expect media server revenue growth will be driven by network operators moving from current generation TDM networks to next generation IP-enabled IMS networks. We continue to believe that this acquisition will become accretive on a non-GAAP basis in the second half of 2007.

Shifting gears to our fourth quarter results, our revenues by market were derived as follows:

•
70% or $42.3 million of fourth quarter revenues were from our Communications Networking market, a growth of 12% over 2005. This market includes wireless infrastructure, IP networking and messaging and other networking infrastructure. Wireless networks represented 20% of total revenues for the quarter. We expect our wireless market revenues to increase in the first quarter as one of our larger customers returns to more traditional volumes.

Revenues from IP networking and messaging were 36% of total revenue for the quarter. We currently expect our IP networking and messaging revenues to decrease in the first quarter as our business with Nortel decreases from 17% of total revenues in the fourth quarter to more normal levels in the first quarter.

•
30% or $18.4 million, of fourth quarter revenues were from our Commercial Systems market which grew 13% over 2005. The Commercial market includes medical imaging and diagnostic systems, test and measurement equipment, transaction terminals, and semiconductor and manufacturing capital equipment. Medical systems represented a record 15% of total revenues for the quarter and for the year grew 21% over 2005. This growth is very much in line with our strategic focus in this market.

Our top five customers for the quarter were Avaya, Comverse, Nokia, Nortel and Philips Medical. Collectively, our top five customers represented 57% of our revenue for the quarter. Nokia represented 18% and Nortel represented 17% of fourth quarter revenues. From a geographic perspective, 46% of our revenue came from North America, 45% from Europe, and 9% from Asia Pacific. Asia Pacific revenues as a percent of total revenue decreased sequentially mainly due to the decrease in wireless revenues in the fourth quarter.

With that, I’d now like to turn the call back over to Brian, who will give you some additional information about our fourth quarter financial results.

Brian Bronson:
Thanks, Scott. As Scott mentioned previously, our revenue for the fourth quarter totaled $60.7 million. Our net loss for the quarter was $5.5 million, or $0.25 per share. Non-GAAP net loss was $40 thousand or approximately break-even on a per share basis. As detailed in the GAAP to non-GAAP reconciliation in our press release, fourth quarter non-GAAP net income excludes the effect of acquisition-related expenses, stock-based compensation expense, restructuring charges and a supplier settlement gain.

Our gross margin percentage for the fourth quarter was 27.9% and our non-GAAP gross margin rate was 29.5%. Our non-GAAP gross margin percent increased by 2.7 points from the third quarter, and was about a point higher than our Q4 guidance provided in October, primarily due to favorable product mix. We currently expect our non-GAAP gross margin percent to be down slightly in the first quarter to between 28% and 29% as we expect to have a different product mix than we experienced in the fourth quarter. That being said, we expect our non-GAAP gross margin rate to be up for the full year to between 30% and 32%.

R&D and SG&A expenses totaled $22.5 million in the fourth quarter, which is up approximately $1.7 million from the third quarter. Non-GAAP R&D and SG&A expenses totaled $19.8 million, which is up $900 thousand from the prior quarter. The increase is primarily related to a full quarters worth of operating expenses associated with our media server business. We currently expect first quarter R&D and SG&A expenses to be about flat from the fourth quarter.

Our legacy intangible amortization excluding our acquisition of Convedia was $133 thousand in the fourth quarter and we expect it to continue at this level throughout 2007.

We recorded a restructuring charge of $313 thousand in the fourth quarter for employee-related expenses associated with the planned closure of our North Carolina facility that supports production out of our contract manufacturer’s plant, as well as for employee-related expenses associated with Hillsboro support staff that directly supported our partner’s Mexico facilities.

Our fourth quarter non-operating income, which includes interest income, interest expense and other non-operating items, was $1.8 million. As expected, it was down by $400 thousand from the third quarter due to the impact of a full quarter of forgone interest income related to the acquisition of approximately $800 thousand offset by a supplier settlement gain of $400 thousand that is excluded from our non-GAAP results. We expect non-operating income to be about $1.1 million in the first quarter based on our anticipated cash balances.

Our fourth quarter tax rate was 34% and our non-GAAP tax rate was 93%. Our overall tax benefit was higher than expected due to recognizing foreign and domestic tax benefits that were previously reserved for. Our 2006 annual tax rate was 5% and our non-GAAP tax rate was 18%. We currently expect our 2007 tax rate to be around 16% and our non-GAAP tax rate to be around 24%; however this can vary depending on our expected revenue and earnings mix for the year.

Our basic weighted average shares increased to 21.6 million in the fourth quarter from 21.3 million in the third quarter mainly attributed to the issuance of shares for ESPP purchases and stock option exercises by our employees. We expect our basic share count to be around 21.8 million in the first quarter and our diluted share count to be around 22.0 million excluding our convertible notes. As a reminder, we use basic weighted average shares to calculate net loss per share. Furthermore, for net income less than $1.2 million, our diluted shares will exclude the effect of our convertible notes of 4.2 million shares and the associated interest, as including them would be anti-dilutive.

For the year, revenues were $292.5 million or up 12% compared to 2005 revenues of $260.2 million. Our annual net loss was $13.0 million or $0.62 per share compared to 2005 net income of $16.0 million or $0.68 per diluted share. Annual non-GAAP net income was $12.0 million or $0.50 per diluted share compared to $14.7 million or $0.62 per diluted share in 2005. The decline of $2.7 million is mainly due to lower gross margins for the year in addition to higher operating expenses associated with our incremental investments in our standard products as well as operating losses associated with our acquisition of Convedia.

Moving to the balance sheet, our total cash and investments decreased by $16 million to $136 million at the end of the fourth quarter. The decrease in cash this quarter was mainly due to our increase in inventory along with the cash outflow of acquisition related expenses that were incurred in the prior quarter. Net cash, which we define as cash and investments less our convertible debt at face value, was approximately $34 million at the end of the quarter. We expect cash and investments to decrease by around $12 million in the first quarter related to the timing of Q4 inventory payments as well as the timing of our AR collections. However, we fully expect to generate positive cash flow again starting in the second quarter.

Our trade receivables decreased by $11.4 million to $42.6 million on a revenue decrease of $20.7 million. DSO for the fourth quarter was 64 days, which is up from 60 days in the third quarter mainly due to timing of shipments within the quarter. We expect DSO to be in the low 70’s in the first quarter as we anticipate a larger portion of the quarter’s accounts receivable payments to occur in the second quarter given the timing of shipments.

During the fourth quarter we increased our inventory by approximately $14 million to $35.2 million. Inventory turns were 5.0, which is down from 11.4 turns in the prior quarter. This increase was driven by the transition of production out of our contract manufacturing partner in Monterey, Mexico to our internal Hillsboro, Oregon plant and to our contract manufacturer in China. The increase is also a result of taking on additional inventory to extend production with our CM in Charlotte, North Carolina. The net increase in inventory is intended to be transitional and we expect to see inventory levels start to decline after the first quarter and continue to decline throughout the year to more traditional levels.

Capital expenditures were $1.1 million and depreciation expense was $1.3 million in the fourth quarter. We expect depreciation to stay at approximately this same level in the first quarter. However, we do plan to increase capital expenditures to between $1.5 and $2.0 million in the first quarter as we make some new R&D and IT capital investments.

Our cash cycle time increased to 55 days from 12 days in the prior quarter. This is mostly due to our increased inventory balance this quarter. We do expect cash cycle to go back down to the low 30’s when our inventory is back to more normal levels by the end of the year.

Now I’ll turn it back over to Scott to talk about the outlook for the first quarter.

Scott Grout:
Regarding our outlook for the first quarter, please note that this is our view as of today, and it is a forward-looking statement subject to risks and uncertainties as discussed previously and in our press release made available earlier today.

We currently expect first quarter revenues to increase sequentially to between $62 and $68 million, driven by projected increases in our wireless market. We expect first quarter results to be a loss in the range of $0.33 to $0.27 per share, and our non-GAAP results to be between a loss of $0.03 per share to income of $0.03 per diluted share. Our projected non-GAAP results exclude a loss of approximately $0.30 per share primarily attributable to the impact of acquisition-related expenses, stock-based compensation expense and restructuring charges. Our press release issued today includes a reconciliation of the first quarter guidance range of GAAP loss per share to the non-GAAP loss and income per share. For the year, we currently expect revenue and earnings to grow modestly over 2006. We believe that the drivers for more meaningful growth will be determined by the timing of our customers’ next generation system deployments.

As stated earlier, I am pleased with the Company’s progress in 2006 in furthering our strategy to be the leading provider of embedded solutions across our target markets. We continue to make significant investments in our Promentum, Convedia and Procelerant product lines and these investments are resulting in a strong level of design awards for future business. We believe that the market acceptance and enthusiasm around our new products is strong and that our solutions will enable our customers to bring better products to market faster and at a lower total cost.

Thank you for your time and with that I believe we are ready to take your questions.

Operator:	At this time I would like to remind everyone, if you would like to ask a question, please press “*” then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Our first question comes from Brian White with Jefferies & Company, Inc.

Brian White:	Hi, good afternoon. When you look at the wireless market for 2007, what type of growth should we think about?

Scott Grout
So our expectation, at this point, is our big wireless customer should be returning to normal growth rates and then we at RadiSys will experience the ups and downs that they see in the market. I think our current view is in line with the industry point of view and should be modest growth ’06 to ’07.

Brian White:	When you say “modest” are we talking high single digits or low double digits? It’s nothing more than that. Is that right?

Brian Bronson:	Mid to high single digits, Brian.

Brian White:
When we think about just the March quarter, some people expect a little bit more of a bounce in terms of sales. Is that just cautiousness because you don’t really know or is that what you’re seeing right now?

Scott Grout
I think it’s in line with what we’re seeing right now. So from a wireless perspective, that business has come back nicely. We expect that business to come back to more normal rates. As mentioned, Nortel ended up being really big for us in Q4 and that will return back to normal levels as well.

Brian White:	Just go into what exactly is happening with Nortel. Why did it increase so significantly in the December quarter?

Scott Grout
So recall, this business is around Nortel’s IP PBX systems. Which is alegacy product line that we’ve been working with Nortel on. That business ends up high if the quarter goes really well and low if it goes poor from an end customer perspective. So intervals are pretty short from design award to actual execution and delivery. So mostly it depends on what’s happening in that market.

Brian White:	Scott, can you give us your just general thoughts on the macro environment for tech and communications for 2007? What you are seeing? What are your customers saying?

Scott Grout:
So regarding the macro environment for tech and communications for ’06 to ’07, I’m feeling reasonably good about it. The feedback I’m getting from customers is that it won’t be a blockbuster year but I don’t think I’m hearing from any customers that they expect degradation.

Potential upsides are 3G wireless or 3G license awards in China. IMS deployments represent upsidesfor RadiSys. But I think the basic business for ’06 to ’07 feels reasonably good.

Brian White:	Thank you.

Operator:	Your next question comes from David Duley with Merriman Curham Ford & Co.

David Duley:
I’ve got a couple of questions. I noticed as you articulated that your inventory balances were going to go up, it seems like they went up about 40 days as far as the days outstanding measurement as you brought stuff back in house. Is that the level of inventory days we should expect going forward or will we have some flushing out of things which would maybe get RadiSys down to 40 or 50 days again?

Brian Bronson:
I think that’s a reasonable expectation by the end of this year. So it’s going to take a little while to turn around the inventory; but, starting after the first quarter we should start to see a decline and then, to your point, get back to more historical levels.

David Duley:	So I didn’t want to put a number in your mouth but I kind of did. Is that the right range to think about? Maybe by year end we could take 20 days out of the balance?

Brian Bronson:	Yes.

David Duley:
Did I hear you right when you talked about gross margins for the year? When we add up things at the end of the year they’re going to be in the range of 30% to 32% on a non-GAAP basis? If that’s the right number that I heard, could you help us understand how we go from the current margin level to that margin level throughout the year?

Brian Bronson:
Yes, and Dave you heard it correct. So it’s 30% to 32% and there’s actually quite a bit of variability in our model, just as you’ve seen historically, but as designs wins ramp toward the end of the year, as well as, anticipated growth in the MSBU business, our media server business, particularly around IMS deployments in 3G. The media server business has got much higher gross margins, so if all goes as planned, that business will be a large driver to our overall improvement in gross margins.

David Duley:	Is that the primary reason? Is there any benefit of manufacturing more in-house to higher levels of volumes and leveraging those fixed costs?

Brian Bronson:	A bit, Dave. But a major driver is product mix.

David Duley:
One more quick question from me and I’ll turn it over to somebody else and, if needed, I’ll circle back. What was the actual stock-based comp hit to the EPS line in the fourth quarter? What would we expect that number to be in the first quarter?

Brian Bronson:	So in the fourth quarter it was $2.1 million and we expect it to go to about $2.3 million in the first quarter.

David Duley:	If I just apply your normal tax rate, is that how we would figure out what the tax impact is?

Brian Bronson:	That’s right. On a non-GAAP basis our tax rate will be about 24% and then if you’re working GAAP it’s 16%.

David Duley:	Thank you.

Operator:	Your next question comes from Rob Stone with Cowen & Company.

Rob Stone:	Would you comment on the expected level of gross margins and operating expenses in Q107?

Brian Bronson:	So on the gross margin line, 28% to 29% was the range that we provided. On an combined SG&A and R&D basis we would be flat with the fourth quarter.

Rob Stone:	So in terms of any further operating expense reduction programs or restructuring, that’s basically done. So the effect of this is the run rate at this point, correct?

Brian Bronson:
Yes, for the most part. You’ll see slight growth. Predicated on revenue growth throughout the year but we’re leveling off our investment in R&D and then looking for SG&A to scale with revenue growth throughout the year. So modest growth in expenses but expansion of earnings relative to the revenue growth.

Rob Stone:	Regards to the gross margins, I understand the product mix issue and so forth as the year unfolds. What was it that caused the gross margins to be better than you expected in the fourth quarter?

Brian Bronson:
Product mix. So it relates to the same phenomena. So, again, it will vary by a good point plus from quarter to quarter depending on mix. But, in general, it’s just an improved product mix relative to the prior quarter.

Operator:	Your next question comes from Douglas Ashton with FTN Midwest Securities Corp.

Douglas Ashton:
In regards to design wins and Convedia, if I remember correctly that’s two things that you’re not going to break out for us, right? You’re going to give us design win totals at certain points during the year but not every quarter?

Brian Bronson:	Yes, that’s right.

Douglas Ashton:	I thought that was true but I thought I would ask.

Brian Bronson:
One point of clarification Doug, too, so our media server business will be part and is part of our IP networking and messaging sub-market that we report but we won’t break it out separately. And one other point to note is that we haven’t decided on a way to disclose new business won with our media server business. So the design win information that we provided over the last two years excludes our media server business.

Douglas Ashton:
I just want to come back to the Nortel thing one more time. It seems to me they were probably favorable to the product mix because the revenues were so large. Does that tend to be a little bit higher margin business than corporate averages or is that not true?

Scott Grout	We influence it a bit more with our larger wireless company customer being lower. That probably had more influence on the favorable impact.

Brian Bronson	And, frankly, a full quarter’s worth of our media server business.

Douglas Ashton:	It was abnormally large and so I just wonder if there’s something there. I actually don’t have any other questions. Thanks guys.

Operator:	Your next question comes from Manish Vora with Monness, Crespi, Hardt & Co., Inc.

Manish Vora:	Can you guys tell us what kind of ATCA revenues we booked in ’06?

Brian Bronson:	No, we’re not going to specifically disclose that. As you can probably imagine it was a pretty small number.

Manish Vora:
I was just trying to understand the guidance for the full year. You said that the moderate growth in the wireless business is going to be low to mid single digits, or mid to high single digits. Is that the same for the moderate growth for the overall business for ’07?

Scott Grout:	That’s correct.

Manish Vora:
Another statement you guys made was that more meaningful growth is dependent on product deployment. Are we to imply that there is very little ramp from ’05 to ’06 right now embedded in the ’07 moderate growth guidance for ATCA business? Are we to assume that in terms of the ATCA ramp in what you’re guiding to for ’07, that there is not much embedded in the guidance that we’re being given? So what I’m trying to get a sense of is that we’re seeing higher margins, significantly higher gross margins for ’07 versus ’06 and moderate growth in the wireless business.

Would that assumption of “not a large ramp in ATCA” not apply for the full year 2007? And if there is higher growth in the ATCA business that would be reflected in overall higher growth of the business?

Scott Grout:
So a couple of comments that might sound contradictory. We do, in our plan, have pretty significant growth from ’06 to ’07 and even at that rate ATCA is probably not material in ’07. We continue to believe that meaningful customer ramp happens in the ’08 timeframe. They do sound in conflict but there is nice growth ’06 to ’07 but probably not enough to make a big dent.

Manish Vora:	In the overall growth rate?

Scott Grout:	Yes.

Manish Vora:	In terms of the gross margin ramp, would we expect the gross margins to really ramp in the back half of the year as there can be a steady ramp up about starting Q2?

Scott Grout:	More the back half of the year, Manish.

Operator:	Your next question comes from David Nierenberg with Nierenberg Investment Management Company.

David Nierenberg:
Can I ask you three revenue related questions? Long-term revenue related questions all at once and then you can unpack them as you wish. First, I wanted to get some more color on the integration of and prospects for Convedia. Second, I wanted to hear your latest thinking about the impact of the combination with Siemens on your expectations for Nokia. And third, I wanted to see if relative to our last quarterly earnings call whether there has been any further stretch out or change in your timing for the expected long term ramp up of the ATCA business.

Scott Grout:
I’ll take those in reverse order, if that’s okay. So regarding the ramp up of the ATCA business, there hasn’t been any push out since last quarter when we talked. We did mention that we began second half delivery of our platforms to customers to begin their deployment so that was a real key milestone done on time.

So this will help us get more visibility into how their development programs are going and subsequently how their ramp will ultimately go. So no push out and we hit a pretty critical milestone, starting to deliver systems to them so they could start development.

Regarding the impact of Nokia- Siemens, appropriately both companies have done a really good job on keeping their planning quiet, confidential to a very “firewalled” team. So information flow, as one would hope, is pretty limited with respect to what the ultimate integration of the two companies looks like.

As most people on the call know, we’ve got a very strong position with Nokia that we continue to earn every day and our best hope is that this represents a net improvement in our business outlook as Nokia and Siemens join together.

But I believe that’s not formally scheduled to close until end of Q1, and at that point we should start to see more visibility unfold. But our view, our hope and our belief right now is it should be net goodness for us.

With respect to integration, as I had mentioned, the logistics of integration have gone very well. The sales team cross-training and cross-selling is starting to take place now. As we go into ’07 we will create integrated product plans so that we can capitalize on the cool technology that Convedia brings us along with our technology.

So I would expect as we go through ’07, to start to see some combined offerings between the two companies; such as, taking software media server and putting it on ATCA and bringing their media processing capability into broader product line.

In addition to it being a very attractive business and opportunity for us, we do want to do integration of their technology and capitalize on the customers that they bring to us. So at this point, after a couple of months looking at it, we’re pretty pleased with integration and outlook.

Operator:	Your next question comes from Matt Petkun with D.A. Davidson & Company.

Matt Petkun:
One thing that always continues to surprise me when you guys report results, is that your operating expenses are below my expectations pretty much every time. What I’m trying to get my hands around this time is the integration, along the same lines as what David was asking, have we seen the full impact of Convedia in your results? Obviously you had lower revenue levels yourselves, so the apples to apples comparison is not exact but have we seen the full impact of Convedia?

Brian Bronson	Yes, you have Matt.

Matt Petkun:
I’m trying to remember where you initially placed Convedia as break even and where you believe it might be now. Obviously it’s integrated but what types of revenue levels will Convedia need to hit to be break even on a pro forma basis?

Brian Bronson
So Matt, so it is dilutive today and what we said is it will be accretive in the second half of 2007. And for it to be accretive it needs to be about $1.5 million of operating income per quarter. And so we won’t go into specific revenue levels but you’ve seen a public filing that gives you historical revenue levels, i.e. what it was the middle of last year and you can project from there.

Scott Grout:	And that second half point of view is the same as when we originally closed the deal.

Brian Bronson:	That’s right.

Matt Petkun:	So you’re not too far away then in reality?

Brian Bronson:	So it’s getting better. It’s still dilutive and revenue needs to grow and particularly IMS deployments need to happen in the second half of the year for it to be accretive.

Matt Petkun:	That’s all I had. Thank you.

Operator:	Your next question comes from Bill Frerichs with Radner Wood Partners.

Bill Frerichs:
Good afternoon. I have a question, and this is a macro question. I’m trying to get a sense of with where you are sticky with your customers. Would you say that maybe fill in the blanks? Say you are extremely sticky with ___ % of your customers, somewhat sticky with ____%, and not sticky with another ____%? In terms of expanded servicesavailable?

Scott Grout:	Inherent in our model of providing embedded systems to our customers is that it is a pretty sticky model for both us and our peers in the industry.

Bill Frerichs:	Once you’ve been designed in?

Scott Grout:
Yes, once you’ve been designed in. So although we’re doing standard-based products, even when the same ATCA system is delivered to two different customers, they’ll use it in two different ways with quite a bit of hand holding. So for both us and our peers it ends up being a pretty sticky model. It’s also pretty normal to be the sole source. It’s a big challenge for them to say, “For the same box we’re going to use two different suppliers for it.”

Bill Frerichs:	So essentially it all depends on the win and then the win is a very highly engineered sale.

Scott Grout:	Yes. Of course, the critical parameter is our own customers’ development cycle and go-to-market cycle. Our revenue ramp is just so strongly dependent on that.

Bill Frerichs:	So the shortfall with Nokia was largely caused by what?

Scott Grout:
Well, we have to be a little bit careful about that. So they clearly fell below their normal run rate in Q4. They had tried to clean up inventory a little bit and get to a target level that probably pushed them down to a level a little bit lower than they normally run.

Bill Frerichs:	Is it fair to say that within Nokia now, generally speaking, the former Nokia folks are running the handset business and the Siemens folks are essentially in charge of the base station business?

Scott Grout:
Here, again, I have to be very careful. Certainly the former is true, that Nokia runs the handset business as that’s an all-Nokia business. In the combination of Nokia and Siemens, the leadership structure will be mixed and combined. The appointed CEO of Nokia Siemens Networks is from Nokia. A number of the executives are from Nokia. A number are from Siemens. So we expect and are seeing a pretty healthy mix.

Bill Frerichs:	So your goodwill will probably persist in the organization.

Scott Grout:	We are working on that, yes.

Operator:	You have a follow up question from David Duley with Merriman.

David Duley:
Just a question on your gross margin guidance for the year. The way the math would work out is, if you’re starting off at 28% or 29% and you’re going to finish off the year in the range that you talked about, then clearly one quarter is going to be above that range or in the 33% and 34% range.

That’s a range of gross margins I don’t think any of us have seen for a long time. I just was wondering if that’s the way the math works out in your head? Is that all again coming back to the IMS/Convedia ramp really helping these margins and a return of higher levels of volumes?

Brian Bronson:	Yes, so again, Dave, there is a large range of variability, or 30% to 32% and yes, mainly driven off of growth with our media server business, again, based on the timing of deployments with IMS.

David Duley:	In Q3 or Q4 you have to have a 34% margin to hit that, right?

Brian Bronson:	Yes, depending in where we hit within the range, yes that’s correct. That’s how the math would work.

David Duley:
One other thing, a little bit more specific math, your largest customer when you do the math was roughly at $11 million run rate in the quarter. To listen to your guidance statements I noted a roughly $5 million sequential increase, and I thought what you said that this was mainly driven by wireless. And then, what I’m hearing from you is, Nortel returns to normal levels of business. I’m not quite sure what that is anymore, but I think that’s another $4 or $5 million of impact. Does that really imply, when you do that math, that the largest customer’s business is roughly going to double sequentially quarter to quarter?

Scott Grout:	That’s possible, Dave. That’s the way to think about it.

David Duley:	Okay, thank you.

Operator:	Once again, if you would like to ask a question, please press “*” then the number 1 on your telephone keypad.

You have a follow up question from David Nierenberg with Nierenberg Investment Management Company.

David Nierenberg:	My recollection is that you guys talk about the ATCA order funnel, not on every call but every other call. Is this a call when you can talk about it or isn’t it?

Scott Grout:	It is not. It is next call.

David Nierenberg:	Do you want to talk about it anyway?

Scott Grout:
So I will interject a qualitative statement. 2006 ended as a good year. So I think the last time we talked about the ATCA order funnel was the end of Q3’06. So we booked another quarter and we’re pretty happy with how it came out.

Operator:	At this time there are no further questions.

Scott Grout:	Okay, thank you Melissa and I want to thank everybody for your continued support and look forward to working together in ’07. Thanks.

Operator:	This concludes the RadiSys Quarter 4 Earnings Release conference call. You may now disconnect.

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